CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT, dated as of July 1, 2003 and as revised December 23, 2003, (the “Agreement”), by and between SkyWay Communications Holding Corp., a Florida Corporation (the “Company”), with offices located at 6021-142nd Avenue North, Clearwater, FL, and Bruce Baker, an individual residing in the State of Florida (the “Consultant”), with offices located at 4025 NW 11 St. Cape Coral, Fl 33993 (individually, a “Party”, collectively, the “Parties”).

RECITALS

        WHEREAS, the Company has requested of Consultant and the Consultant has agreed to provide certain strategic, financial and other general corporate consulting services to the Company.

        WHEREAS, in connection with and in consideration for such services, the Company has agreed to compensate Consultant with warrants to purchase common stock of the Company in lieu of cash payment.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

    1.        Services. Consultant agrees to familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company and to perform and provide, as the Company reasonably and specifically requests, certain strategic, financial, and other general corporate consulting services to the Company (“Services”), including but not limited to: (i) identifying prospective strategic partners and strategic alliances (except reverse mergers designed to take a private company public); (ii) planning, strategizing and negotiating with potential strategic business partners; (iii) assisting with business development; (iv) reporting as to developments concerning the industry which may be relevant or of interest or concern to the Company or the Company’s business; (v) developing strategic planning issues; (vi) providing management consulting services including: analyzing historical operational performance, reviewing operational performance of the Company, making recommendations to enhance the operational efficiency of the Company; and (vii) consulting on alternatives to enhance the growth of the Company. NONE OF THE SERVICES PROVIDED BY CONSULTANT HEREIN SHALL INVOLVE THE RAISING OF DEBT OR EQUITY CAPITAL, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS TO OBLIGATE OR REQUIRE THE CONSULTANT TO RAISE DEBT OR EQUITY CAPITAL.

    2.        Compensation. (i) In consideration of the Services to be provided by the Consultant, and in lieu of a cash payment, the Company agrees to issue to Consultant (x) 2,000,000 shares of common stock of the Company, and (y) warrants (the “Warrants”)

a.	to purchase 2,000,000 shares of the Company’s common stock with an exercise price of $.15 per share;

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b.	Warrants to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $.30 per share;

c.	Warrants to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $.55 per share;

d.	Warrants to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $1.00 per share;

e.	Warrants to purchase 500,000 shares of the Company’s common stock with an exercise price of $1.10 per share, and

f.	Warrants to purchase 500,000 shares of the Company’s common stock with an exercise price of $1.15 per share

The Warrants shall be exercisable for a period of five years from the date and shall be set forth in one or more agreements (the “Warrant Agreements”) in form and substance reasonably satisfactory to Consultant and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for change of control and weighted-average price based anti-dilution.

    (ii)        The Company hereby agrees to register the Shares, the Warrants, and the Shares underlying the Warrants by filing a Form S-8 Registration Statement covering the Shares within five (5) business days of the date of this Agreement. Consultant shall take any action reasonably requested by the Company in connection with registration or qualification of the Warrants and Shares under federal or state securities laws

    (iii)        In addition to the foregoing, the Company shall reimburse the Consultant for such business expenses which the Consultant incurs solely in connection with the performance of the Services hereunder. The Consultant shall obtain the prior written approval of the Company before incurring any expenses for which the Consultant will seek reimbursement from the Company. The Consultant must submit receipts for all expenses and otherwise comply with all of the Company’s general policies for expense reimbursement in order to receive payment therefor. The Company shall reimburse the Consultant for expenses within fifteen (15) days following submission of all required documentation.

    (iv)        It is expressly understood and agreed that in connection with the Services to be performed by the Consultant, the Consultant shall be solely responsible for any and all taxes arising from the consulting fees paid to the Consultant hereinafter.

    3.        Term. Consultant’s engagement shall be for a period of Six (6) months (“Term”). Thereafter, the agreement may be terminated by either the Company or Consultant at any time, with or without cause, upon written notice to that effect to the other party.

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    4.        Information. The Company shall furnish Consultant such information as Consultant reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”). The Company understands and agrees that Consultant, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and any potential partners and that Consultant shall not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company or any potential partner, including, without limitation, any financial information, forecasts or projections, considered by Consultant in connection with the rendering of its services. Accordingly, Consultant shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or any potential partner. With respect to any financial forecasts and projections made available to Consultant by the Company or any potential partners and used by Consultant in its analysis, Consultant shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or any potential partner, as the case may be, as to the matters covered thereby.

    5.        Timely Appraisals. The Company hereby agrees to use its commercially reasonable efforts to keep Consultant up to date and apprised of all business, market and legal developments related to the Company and its operations and management. Accordingly:

    (i)        the Company shall provide Consultant with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements;

    (ii)        the Company shall promptly notify Consultant of all new contracts agreements, joint ventures or filings with any state, federal or local administrative agency, including without limitation the SEC, NASD or any state agency, and shall provide all related documents, including copies of the exact documents filed, to Consultant, including without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to Consultant;

    (iii)        the Company shall also provide directly to Consultant current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by the Company in the normal course of its business and requested by Consultant from time to time; and

    (iv)        Consultant shall keep all documents and information supplied to it hereunder confidential.

    6.        Representations and Warranties. The Consultant hereby represents and warrants to the Company that:

    (i)        he has full legal capacity to enter into this Agreement and to provide the Services hereunder without violation or conflict with any other agreement or instrument to which the Consultant is a party or may be bound;

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    (ii)        in the course of performing the Services hereunder, the Consultant will not infringe the patent, trademark or copyright (collectively, “Intellectual Property”) of any third party;

    (iii)        the execution, delivery and performance of this Agreement does not and will not conflict with, violate or breach its constituent documents or any agreement (including, without limitation, any other distribution agreement), decree, order or judgment or any law or regulation to which it is a party or subject or by which it or any of its properties or assets is bound.

    7.        Relationship of the Parties. The Consultant shall be an independent contractor and the Consultant shall not be considered in any manner an employee of the Company and the relationship of the Company and the Consultant shall not in any manner create an employer-employee relationship between the parties.

    8.        Reliance on Others. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

    9.        No Rights in Shareholders, etc. The Company recognizes that Consultant has been engaged only by the Company, and that the Company’s engagement of Consultant is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against Consultant or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company’s engagement of Consultant or any statements, advice, opinions or conduct by Consultant. Without limiting the foregoing, any opinions or advice rendered to the Company’s Board of Directors or management in the course of the Company’s engagement of Consultant are for the purpose of assisting the Board or management, as the case may be, in evaluating the Transaction and do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with the Transaction. Consultant’s role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and Consultant.

    10.        No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

    11.        Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties hereto.

    12.        Amendments. No amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by each of the parties hereto.

    13.        Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely therein. In the event that either Party hereto shall take legal action to enforce any of the provisions of this Agreement, the Parties agree that the exclusive jurisdiction for such legal action shall be the state courts of New York or the federal courts residing in the State of New York.

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    14.        Binding Effect. This Agreement shall bind and inure to the benefit of the Parties, their successors and assigns.

    15.        Notices. Any notice under the provisions of this Agreement shall be deemed given when received and shall be given by hand, reputable overnight courier service or by registered or certified mail, return receipt requested, directed to the addresses set forth above, unless notice of a new address has been sent pursuant to the terms of this section.

    16.        Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the Parties with the same force and effect as though the unenforceable part had been severed and deleted.

    17.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

        IN WITNESS WHEREOF, the Parties hereto have executed this instrument the date first above written and as revised in paragraph 2.e. effective December 24, 2003.

SKYWAY COMMUNICATIONS HOLDING CORP. By:_________________________________ Name: James Kent Title: Chief Executive Officer CONSULTANT By:_________________________________ Bruce Baker